Exhibit F

AMENDMENT NO. 1 TO THE STOCK REPURCHASE AGREEMENT

AMONG

TABOOLA.COM LTD.

AND

COLLEGE TOP HOLDINGS, INC.

(“AMENDMENT NO. 1”)

WHEREAS, Taboola and Selling Stockholder (collectively, the “Parties”) entered into that certain Stock Repurchase Agreement, dated as of February 24, 2025 (the “Agreement”);

WHEREAS, the quantity of Shares of each Repurchase Transaction in the Agreement currently equals 25% of the weekly applicable allowable limit under Rule 10b-18; and

WHEREAS, each of the Parties hereto agree to modify the quantity of Shares of each Repurchase Transaction from 25% to up to 1/3rd of the weekly applicable allowable limit under Rule 10b-18.

NOW THEREFORE, each of the Parties hereto intending to be legally bound and for good and valuable consideration the receipt and sufficiency of which is hereby mutually acknowledged, hereby agree as follows:

1.	Effective as of date of this Amendment No. 1, the Agreement is hereby modified and amended so that the quantity of shares for each “Repurchase Transaction” shall be modified to up to 1/3rd of the weekly applicable allowable Rule 10b-18 limit as illustrated in the Appendix attached hereto.

2.	Except as amended hereby, the Agreement shall remain in full force and effect as of its original date.

3.	Taboola has informed the Selling Stockholder that during each closed trading window as provided in Taboola’s Insider Trading Policy, Taboola expects to enter into a Rule 10b5-1 trading plan (“Plan”) to repurchase Shares in the open market. The Plan will include a fixed trading grid that will be used to determine the number of Shares Taboola will repurchase from the Selling Stockholder each week based upon a percentage of the applicable Rule 10b-18 limit that will vary depending upon the Share price for that week. For the avoidance of doubt, Taboola will not repurchase from the Selling Stockholder more than 1/3rd of the weekly applicable allowable limit under Rule 10b-18.

4.	Definition and Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of March 14, 2025.

Taboola.com Ltd.

By:	/s/ Stephen Walker
Name: Stephen Walker
Title: Chief Financial Officer

Taboola.com Ltd.

By:	/s/Blythe Holden
Name: Blythe Holden
Title: General Counsel

College Top Holdings, Inc.

By:	/s/Monica Mijaleski
Name: Monica Mijaleski
Title: Chief Financial Officer and Treasurer